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                               CORE VENTURES, INC.

                            688 WEST HASTINGS STREET
                     SUITE 618, VANCOUVER, BRITISH COLUMBIA
                                     V6B 1P1

August 22, 1997


Adam Gottbetter, Esq.
Kaplan Gottbetter & Levenson, LLP
Attorney for Core Venture, Inc.
630 Third Avenue
New York, NY 10017

RE: PROPOSED ACQUISITION OF PRINTSCAN INTERNATIONAL, INC., A NEW JERSEY CORPORATION, BY CORE VENTURES, INC., A COLORADO CORPORATION

Dear Mr. Gottbetter:

         This Letter of Intent is intended to confirm our recent discussions with respect to the proposed acquisition by Core Ventures, Inc., a Colorado Corporation (hereafter referred to as "Core") of PrintScan International, Inc., ("PrintScan"), in exchange for 8,683,888 shares of Core common stock par value $.001 per share ("Common Stock") on a share for share basis. It has been the object of our discussion to execute and implement as soon as practical a definitive acquisition agreement and plan of reorganization between Core and PrintScan which among other things, would provide for the various matters set forth below:

1.        ACQUISITION

         a) Subject to the conditions listed below in paragraph 8, it is intended that Core shall acquire all of the outstanding shares of PrintScan (the "Acquisition") in exchange for 8,683,888 shares of Core Common Stock to be issued to the current shareholders of PrintScan representing 55% of the total shares issued after completion of the Acquisition and floatation of 1,000,000 shares. All of the 8,683,888 shares of Core Common Stock shall be issued from the authorized, but previously unissued Core Common Stock pursuant to the transactions contemplated hereby and shall be deemed "restricted securities" as defined by Rule 144 of the Securities Act of 1933, as amended (the "Act"). It is the further intent of the parties hereto that following the execution of the acquisition agreement, PrintScan shall become a wholly-owned subsidiary of Core, that the principal place of business of Core shall be moved to New Jersey and that the management and operations of Core will be reorganized to become engaged in the current business endeavors of PrintScan.

         b) It is the intent of the parties that the Acquisition shall be structured so as to qualify as a tax free exchange pursuant to the provision of
Section 351 of the Internal Revenue Code.


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         c) It is intended that both parties will take all necessary actions in order to facilitate the proposed transaction and cause the consummation of the transactions contemplated herein.

         d) It is the intent of the parties that the Acquisition shall be consummated subject to the fulfillment of the terms and conditions set forth herein and upon the consent of the shareholders of PrintScan and Core.

2.        CAPITALIZATION OF CORE

         As of this date hereof, Core has an authorized capitalization of 30,000,000 shares of common stock, par value $.001 per share ("Common Stock") of which 6,105,000 shares are issued as of the date of final agreement. After the Acquisition, there will be approximately 14,788,888 shares of Common Stock outstanding.

3.        SHAREHOLDER'S MEETING

         Upon the execution of this Letter of Intent, Core will immediately take the appropriate and necessary corporate action to hold a Special Meeting of Shareholders in order to vote on and authorize the Acquisition by Core of PrintScan and to authorize the issuance by Core to the PrintScan shareholders and/or their assigns 8,683,888 shares of authorized but previously unissued Core Common Stock. Also, the shareholders of Core will be presented with and asked to vote upon the following proposals:

         a) To effect an amendment to the Articles of Incorporation of Core whereby the authorized capitalization will be changed to 35,000,000 shares consisting of 30,000,000 shares of common stock, with a par value of $0.001 per share and 5,000,000 shares of blank check preferred stock, with a par value of $0.001 per share.

         b) To elect a new Board of Directors to consist of five (5) members of which three (3) shall be nominated by PrintScan and two (2) by Core.

         c) To change the corporate name of Core to "PrintScan International Corp." ("PIC").

         d) To reincorporate PIC in the State of Delaware as soon as is practicable after the closing of the Acquisition.

         e) To take whatever corporate action deemed necessary by the parties hereto in order to carry out the transactions anticipated hereby.

4.        FINAL AGREEMENT

                  Immediately following the execution of this Letter of Intent by Core and PrintScan, the parties shall endeavor to have prepared the final agreement between the parties, which agreement shall embody the definitive contractual obligations to which the parties agree to be bound and shall elaborate the terms and conditions set forth herein and



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         shall contain the representations, warranties and indemnities that are customary in such agreements ("Final Agreement"). No commitment by either party will be binding in the event a material discrepancy exists between the actual facts and situations as they exist, and that which is disclosed in the course of execution of this Letter of Intent. This letter of Intent is designed to express the intent of the parties and to take the course of action expressed herein, and, it is further intended that the terms and conditions expressed herein will be included in the Final Agreement.

5.        REPRESENTATIONS OF CORE

         a) Core is a corporation duly organized, validly existing and in good standing under the law of the State of Colorado, and has the authority to execute this Letter of Intent and to be bound by the terms and conditions hereof and to enter and be bound by the Final Agreement.

         b) Upon execution of the Final Agreement, Core will have $500,000.00 in cash assets (the "Cash Asset"), which shall be held pursuant to paragraph 7 below and no liabilities except for those that shall be agreed by the parties.

         c) Core has or will obtain prior to the close of the Final Agreement, all necessary corporate actions required for the execution of this Letter of Intent and the Final Agreement.

         d) Core represents that it will not enter into any contract or agreement with any other entity prior to the execution of the Final Agreement which may effect the terms or materiality of this Letter of Intent.

         e) Core represents that it has good and marketable title to all assets and liabilities set forth in its financial statements and that any and all liens, mortgages or other encumbrances against said assets and properties are duly and completely set forth in the respective financial statements, business plan or other presentations which is made available to the other party before execution of the final Agreement.

6.        REPRESENTATIONS OF PRINTSCAN

         a) PrintScan is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and has the authority to execute this Letter of Intent and to be bound by the terms and conditions hereof and to enter and be bound by the Final Agreement.

         b) PrintScan has or will obtain prior to the close of the Final Agreement, all necessary corporate actions required for the execution of this Letter of Intent and the Final Agreement.

         c) PrintScan represents that it will not enter into any contract or agreement with any other entity prior to the execution of the Final Agreement which may effect the terms or materiality of this Letter of Intent, so long as the Final Agreement proceeds in a timely businesslike manner and is executed within thirty (30) days of the execution of this Letter of Intent.



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         d) PrintScan represents that it has good and marketable title to all assets and liabilities set forth in its financial statements and that any and all liens, mortgages or other encumbrances against said assets and properties are duly and completely set forth in the respective financial statements, business plan or other presentations which are made available to the other party before execution of the Final Agreement.

         e) PrintScan states that all representations made in the business plan regarding PrintScan products, technology, capabilities and contracts are accurate only as to those representations made by PrintScan to Core.

         f) PrintScan represents and acknowledges that the 8,683,888 shares of Core Common Stock to be issued pursuant to the terms of the Final Agreement (as described in paragraph 1) shall be deemed "restricted securities" as defined by Rule 144 of the Act, and that the recipients are acquiring such shares for "investment purposes only" and not with the intent to make any further distribution of such shares.

         g) The Board of PrintScan has agreed to the terms transferring from PrintScan Holdings Ltd. ("PHL") to PrintScan the patent in the Republic of Ireland which was specifically excluded from the assignment agreement, dated May 12, 1996 between PHL and PrintScan.

7.        FINANCINGS

         a) Upon the signing of this Letter of Intent, Ashif Jiwa and John Xinos will pay accountable costs incurred by PrintScan in its pre negotiations phase for all outstanding legal and technical help in an amount not to exceed $75,000.00 and for work still to be done in due diligence under this Letter of Intent in an amount not to exceed $25,000.00

         b) Upon the closing of the Acquisition, Core and PrintScan agree that the Cash Assets of $500,000 shall be held in an escrow maintained by Kaplan Gottbetter & Levenson, LLP (the "Escrow Agent") at the Bank of New York, 100 east 42nd Street, New York, NY pursuant to a separate escrow agreement. The Escrow Agent shall make payment from the escrow in accordance with the capital budget contained in the Final Agreement.

         c) Messrs. Jiwa and Xinos will arrange a financing for a minimum of $3 million (the "Financing") as soon as possible after the closing of the Acquisition (the "Closing") from the sale of 1,000,000 shares of Common Stock to be reserved. The shares will be issued on an as needed basis. If the shares are sold at a higher price all the revenue including the $3 million will be placed in PIC's treasury.

         In the event that the full funding is not realized within the six (6) months following the date of the Final Agreement, then Messrs. Jiwa and Xinos will pay to the escrow $500,000 provided the sales projections are met for the last six (6) month period as estimated in a business plan to be agreed in the Final Agreement.

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         Further, if Messrs. Jiwa and Xinos do not cause the funding of the
Financing within twelve (12) months, then a second tranche of $500,000 will be paid to the escrow under the same conditions as above. In the event the funding for $3,000,000 is achieved, then PIC shall pay $1,000,000 back to Messrs. Jiwa and Xinos of funds received from the financing. If $5,000,000 is raised then the starting capital asset of $500,000 will furthermore be paid back to Messrs. Jiwa and Xinos.

         In the event that Messrs. Jiwa and Xinos do not cause funding the financing within eighteen (18) months after the closing of the Acquisition, then the parties will unwind the Acquisition and PIC will convey to the present shareholders of PrintScan ownership of all PIC assets transferred by PrintScan to include Patents, Copyrights, Know How and any and all improvements and/or modifications made hereof within the 18 months and will stop using the name PIC in exchange for the conveyance back to Core of the 8,683,888 shares of Common stock issued in accordance with paragraph 1 of this Letter of Intent without any further liability attached.

8.        INTELLECTUAL PROPERTY

         PrintScan agrees to obtain an amendment to the Assignment, dated May 12, 1996, and the Amendment to Assignment Agreement, dated October 15, 1996 (collectively the "Assignment") as follows:

         a) The first sentence of paragraph 6 of the Assignment will be amended to read as follows:

         "Within three (3) months after the end of the third (3rd) year of operations of PrintScan or the successor in title or at any time before, but not after, unless delayed for a specified period of time at the sole discretion of the Assignor, the Assignee shall pay to the Assignor, or to its order, the total amount of US$1,500,000.00 or at the sole discretion of the Assignor, Core shall issue to Assignor the number of shares of Core Common Stock equal to 1,500,000, as the numerator, divided by 80% of the average closing bid price of Core's common stock, as the denominator, as quoted on a recognized stock exchange or over-the-counter for the period of ten (10) consecutive trading days immediately preceding the date on which Assignor requests in writing a stock payment in lieu of said cash payment of US$1,500,000.00; and on such conveyance, the fee to be paid to Assignor for this Assignment shall be reduced from twelve and one half percent (12 1/2%) to four percent (4%) of the gross income actually received by the Assignee on account of any and all sales, distribution or other use of the Invention or System herein assigned."

         b) The Assignment shall further be amended by adding the following sentence after the last sentence of paragraph 5:

         "In the event 12 1/2% of sales meets or exceeds the minimum fee, then no minimum fee shall be due or payable in each year for the first three years."


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9.       DUE DILIGENCE

         a) From the date hereof, each party, will make available to the other party for review, their respective financial statements, books, records and other corporate documents as the other party may reasonably request, and each party shall have the opportunity to meet with attorneys, accountants and key personnel of the other party to discuss the financial and business conditions of the respective party and to make whatever future independent investigation deemed necessary and prudent. The parties agree to cooperate with each other in complying with these requests and providing such materials as the other may request.

         b) Each party shall make appropriate representations in the Final Agreement that it has fully and independently reviewed, verified, or audited directly all aspects of the other party's business, including but not limited to financial statements, books and records.

         c) Each party shall represent and agree that all confidential information which each party or any of its officers, employees, agents, consultants, or representatives, may possess or may receive in the future pertaining to the financial or other condition of the other party, shall not be disclosed or made available to any other person or entity except current members of the Board of Directors or any officer of each other's company at any time without the express written consent of the other party.

         d) PrintScan will assist Core in obtaining records of registration and statements from PHL.

10.      TERMINATION

         This Letter of Intent may be terminated by the mutual consent of the parties hereto. In the event there has been a misrepresentation or material omission by either party or in the event either party or its attorneys, accountants and key personnel fails to produce or provide information requested by any party during its due diligence inquiry then this Agreement may be terminated by the non-defaulting party. If the terms and conditions of this Letter of Intent are not fulfilled and the Final Agreement is not finalized and executed prior to the expiration of thirty (30) business days from the date hereof, this Letter of Intent shall expire without execution. This Letter of Intent and execution of the proposed Final Agreement shall be subject to and conditioned upon receiving approval of the proposed transaction from its Board of Directors and ratified by its shareholders.

11.       ASSIGNABILITY

         This Letter of Intent shall not be assignable or transferable by either party hereto.


12.       GOVERNING LAWS


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         The validity and interpretation of this Letter of Intent shall be governed by and construed in accordance with the laws of the State of New York. The parties to this Letter of Intent agree that any litigation arising out of the terms of the proposed acquisition set forth herein shall be commenced in the courts of the State of New York, New York County. All parties consent to the jurisdiction and venue of the federal and state courts of New York County.

13.       AMENDMENT

         This Letter of Intent shall be amended only with the written consent of all parties hereto.

14.      COUNTERPARTS

         If the foregoing accurately reflects our discussion and is in accord with the understanding of both Core and PrintScan, please so indicate by executing this Letter of Intent and returning it to the undersigned at your earliest convenience. Execution by both parties shall constitute a binding Letter of Intent between the parties in accordance with its terms and the parties will proceed to consummate in a business like manner and speed of the transactions contemplated hereby and to prepare the Final Agreement for execution.



                     (REMAINDER OF PAGE INTENTIONALLY BLANK)



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         The foregoing Letter of Intent of eight (8) pages is accepted, approved and agreed to by Core, its Directors and Officers and also by John Xinos and Ashif Jiwa, as individuals this day of August ___, 1997.



                                             CORE VENTURES, INC.


________________________________             By:________________________________
John Xinos
                                             Name:______________________________

________________________________             Title:_____________________________
Ashif Jiwa


         The foregoing Letter of Intent is accepted, approved and agreed to by PrintScan, by its Directors and Officers this ____ day of August, 1997.



                                             PRINTSCAN INTERNATIONAL, INC.

                                             By:________________________________

                                             Name:______________________________

                                             Title:_____________________________